Exhibit 23.1

February 2, 2016

Securities and Exchange Commission
100 F. Street
Washington, DC 20549 - 7561

Re: Hip Cuisine, Inc.

We have read the statements that we understand Hip Cuisine, Inc. will be included under Item 10 of the Form S1 report dated February 2, 2016 and agree with such statements in so far as they apply to our firm.

We have no basis to agree or disagree with any other statement made in Item 10 of such report.

Sincerely,

Cutler & Co., LLC
Wheat Ridge, Colorado

9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033 ~ Phone 303-968-3281 ~ Fax 303-456-7488 ~ www.cutlercpas.com